Exhibit 99.1

News Release

WINNEBAGO INDUSTRIES TO ACQUIRE PREMIUM PONTOON BOAT MANUFACTURER BARLETTA
-- Extends Winnebago Industries’ Marine Platform into the Attractive Pontoon Market Segment --

-- Accretive Acquisition Enhances Company Growth Profile with Addition of Barletta’s Fast-Growing, High-Quality Brand --
-- Company to Host Conference Call Today at 7:30 a.m. Central to Discuss Transaction --

EDEN PRAIRIE, Minn., July 20, 2021 – Winnebago Industries, Inc. (NYSE: WGO), a leading outdoor lifestyle product manufacturer, today announced that it has entered into a definitive agreement to acquire Barletta Pontoon Boats (“Barletta”), the industry’s fastest-growing, premium pontoon boat manufacturer, for an initial consideration of $255 million in cash and newly-issued Winnebago Industries shares, plus up to $15 million in Winnebago Industries shares upon the achievement of performance milestones at the end of calendar 2021. Certain growth objectives, if achieved through calendar years 2022 and 2023, provide the opportunity for up to $50 million in additional cash consideration. The transaction extends Winnebago Industries’ marine platform into one of the fastest-growing boating segments, advances the Company’s ongoing evolution into a premier outdoor lifestyle company, and is expected to drive significant financial accretion.

Barletta was founded in 2017 with a focus on high-quality, innovative products, unrivaled service and strong dealer relationships, which has allowed the company to grow rapidly in the pontoon boat segment and establish a strong, differentiated position in the market. The privately-owned company manufactures a portfolio of premium pontoon boats and has a network of 125 dealer locations across the U.S. and Canada with coast-to-coast coverage and significant opportunity for regional expansion. Barletta generated full-year 2020 revenues of $120.6 million and EBITDA of $10.5 million, and expects to deliver full-year 2021 revenues of approximately $214.6 million and EBITDA of $26.4 million. Barletta’s growth trajectory is supported by a strong backlog of orders. The company recently opened a new manufacturing facility in Bristol, Indiana to add production capacity and scale to better meet the demands of its continued growth.

"The acquisition of Barletta significantly expands Winnebago Industries’ presence in the strong and growing marine market by acquiring the fastest-growing brand within one of the most rapidly-growing boating segments," said Winnebago Industries President and Chief Executive Officer, Michael Happe. "Barletta's premium, innovative pontoon boats are a natural fit with our broader brand portfolio, with shared appeal among families looking to create great experiences and memories on land or on water. Barletta's commitment to quality, innovation and service – the same golden threads that unite all Winnebago Industries brands – and strong relationships with its dealer partners, has driven tremendous growth, enabling Barletta to become a rising force in the industry in a short period of time. We look forward to leveraging our operational excellence, functional resources and proven expertise in nurturing and growing outdoor lifestyle brands to fuel the organic expansion of Barletta’s product line, market share and margins. We are excited to welcome Barletta’s talented employees to the Winnebago Industries team and believe this transaction positions us well to deliver enhanced growth and significant value creation for employees, customers and shareholders.”

Barletta Pontoon Boats President and Founder Bill Fenech commented, “Today is an exciting day for Barletta, as Winnebago Industries’ track record of cultivating premium outdoor lifestyle brands will allow us to further accelerate our growth, expand our offerings, and gain greater share of the pontoon boat market segment. Our shared values and dedication to creating exceptional outdoor experiences make Winnebago Industries an ideal owner and partner for us. We look forward to continuing to innovate and deliver the highest-quality products, unrivaled customer experience, and win-win partnerships with our dealers as Barletta grows within the Winnebago Industries portfolio."

Following the close of the transaction, Barletta will operate as a distinct business unit within Winnebago Industries. Winnebago Industries’ public reporting will include the formation of new Marine reporting segment comprised of Barletta and Chris-Craft. Barletta’s manufacturing facilities will remain in Bristol, Indiana. Bill Fenech will continue to lead the Barletta business post-closing as its President.

Transaction Highlights
•Extends Winnebago Industries’ Marine Platform into the Highly Attractive Pontoon Market Segment: The acquisition of Barletta broadens Winnebago Industries’ presence in the complementary and growing Marine market. Built on versatility, value and accessibility, pontoon boats represent the largest and one of the fastest-growing boating segments in North America, growing at double-digit CAGR over the past 10 years. As the demand for products by outdoor enthusiasts continues to grow, an expanded marine platform will enable Winnebago Industries to grow its customer reach and further balance its overall portfolio and revenue profile beyond recreational vehicles (RVs). Barletta’s premium pontoons are highly differentiated from Winnebago Industries’ Chris-Craft brand and have very limited dealer overlap with other Winnebago Industries brands. Additionally, the pontoon boat market segment provides an opportunity for Winnebago Industries to leverage the intersections between the RV and marine lifestyles and customer demographics, enhance sales and share best practices across the entire Winnebago Industries enterprise.

•Enhances Winnebago Industries’ Growth Profile with Barletta’s Fast-Growing, High-Quality Brand: Recognized for its quality and innovation in the premium pontoon boat category, Barletta has achieved a 60+% revenue CAGR since its first year of production in 2018 and is already ranked among the top ten pontoon manufacturers by market share. Barletta’s three main tiers of premium pontoons offer an extensive customer lifetime value runway as consumers upgrade over time. Barletta will benefit from Winnebago Industries’ proven framework for differentiation through unique approaches to quality, innovation and service, and the ability to leverage the Company’s operational expertise, supply chain relationships and resources to fuel product line expansion and broader geographic dealer penetration into untapped US markets.

•Attractive Financial Impact: The transaction is expected to be accretive to Winnebago Industries’ cash earnings per share starting in the first year after closing and will also be accretive to EBITDA margins. Barletta expects to generate approximately $215 million in calendar 2021 revenue and has a rapidly expanding margin profile – growing EBITDA margin from 8.7% in 2020 to 9.5% for the last twelve months as of March 31, 2021 – with opportunities for continued, meaningful expansion over time.

•Deepens Winnebago Industries’ Bench of Marine Talent and Expertise: The addition of Barletta’s deeply experienced management team, led by Bill Fenech, brings valuable marine expertise to Winnebago Industries and enhances Winnebago Industries’ ability to develop new opportunities for continued growth. The Barletta team shares with Winnebago Industries an unwavering focus on building high-quality products, serving as a true partner to dealers, delivering an unparalleled customer experience, and fostering a culture of teamwork and community for employees.
Transaction Details
•The initial transaction consideration of $255 million is expected to be funded with $230 million in cash on hand and $25 million in newly-issued Winnebago Industries stock upon closing, and Winnebago Industries will issue up to an additional $15 million in Winnebago Industries stock to Barletta ownership upon the achievement of performance milestones at the end of calendar 2021.
•The total $270 million expected initial consideration values Barletta at approximately 8.5x Barletta’s estimated 2021 EBITDA, including $29.7 million in acquired tax assets and excluding real estate assets also included in the transaction valued at approximately $15 million.
•Under the terms of the agreement, Barletta ownership is entitled to receive further cash payments of up to $50 million upon the achievement of certain performance milestones in calendar years 2022 and 2023.
•Following the close of the transaction, Winnebago Industries expects to maintain its strong financial flexibility and balance sheet with a pro forma net debt to Adjusted EBITDA ratio following the acquisition of Barletta below the target range of 0.9 – 1.5x.

The transaction is expected to close early in Winnebago Industries’ first quarter of Fiscal 2022, subject to regulatory approvals and other customary closing conditions.

Lazard is serving as exclusive financial advisor to Winnebago Industries and Faegre Drinker Biddle & Reath LLP is serving as legal advisor.

Conference Call
Winnebago Industries, Inc. will discuss the transaction at 7:30 a.m. Central Time today. Members of the news media, investors and the general public are invited to access a live broadcast of the conference call via the Investor Relations page of the Company's website at http://investor.wgo.net. The event will be archived and available for replay for the next 90 days.

About Winnebago Industries
Winnebago Industries, Inc. (NYSE: WGO) is a leading North American manufacturer of outdoor lifestyle products under the Winnebago, Grand Design, Chris-Craft and Newmar brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motorhomes, travel trailers, fifth wheel products, boats and commercial community outreach vehicles. Winnebago Industries has multiple facilities in Iowa, Indiana, Minnesota and Florida. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.

About Barletta Pontoon Boats
Headquartered in Bristol, Indiana, Barletta Pontoon Boats is a premium pontoon boat manufacturer whose focus on high-quality, innovative products, unrivaled customer experience and strong dealer relationships have propelled its rapid growth since it was founded in 2017. Today, Barletta is the fastest-growing company in the pontoon segment with over 300 dedicated employees and an expansive network of dealer partners across the United States and Canada. Visit barlettapontoonboats.com for more information.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and involve potential risks and uncertainties. A number of factors could cause actual results to differ materially from these statements, including, but not limited to risks relating to the Company’s proposed acquisition of Barletta Pontoon Boats and related companies (“Barletta”), including the possibility that the closing conditions to the contemplated transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant antitrust approval; delay in closing the transaction or the possibility of non-consummation of the transaction; the occurrence of any event that could give rise to termination of the Purchase Agreement; risks inherent in the achievement of expected financial results and cost synergies for the acquisition and the timing thereof; risks that the pendency, financing, and efforts to consummate the transaction may be disruptive to the Company or Barletta or their respective management teams; the effect of announcing the transaction on Barletta’s ability to retain and hire key personnel and maintain relationships with customers, suppliers and other third parties; risks related to integration of the two companies and other factors. Additional information concerning other risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this press release or to reflect any changes in the Company's expectations after the date of this press release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

Contact: Steve Stuber - Investor Relations - 952-828-8461 – srstuber@wgo.net

Media Contact: Sam Jefson - Public Relations Specialist - 641-585-6803 - sjefson@wgo.net

Non-GAAP Reconciliation
The following information provides reconciliations of non-GAAP financial measures relating to Barletta, which are presented in the accompanying news release, to the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. ("GAAP"). The Company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures in the accompanying news release may differ from similar measures used by other companies. The following tables reconcile the non-GAAP measure of Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") referred to in this press release to the most directly comparable GAAP measure.

Barletta Pontoon Boats Net Income to EBITDA Reconciliation

($ in millions)	Barletta 2020 Actual*	Barletta 2021 Estimates*
Net Income	$9.8	$24.7
Interest Expense	0.0	0.0
Provision for Income Taxes	0.0	0.0
Depreciation	0.7	1.7
Amortization	0.0	0.0
EBITDA	$10.5	$26.4
* Data represents Barletta Pontoon Boats, LLC.

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